Northwest Biotherapeutics Appoints Pharma Industry Veteran As CEO Of German Subsidiary

Executive Responsible for Commercializing Multiple Drugs

BETHESDA, Md., Sept. 18, 2012 /PRNewswire/ -- Northwest Biotherapeutics (NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for cancer, announced today that it has appointed former pharmaceutical industry executive Dr. Gunter Rosskamp as the CEO of the Company's German subsidiary, Northwest Biotherapeutics, Gmbh.

Dr. Rosskamp brings extensive experience as a senior manager in the pharmaceutical sector.  He previously served as Head of Central Nervous System (CNS) therapeutics at Schering AG (now part of Bayer AG) with responsibility for research and development, and global marketing and sales, of CNS products.  This included such drugs as Dopergin (for Parkinson's disease) and Noctamide (a sleeping aid).

Dr. Rosskamp also served as Project Leader for the development and registration (product approval) of the blockbuster drug, Betaseron (for multiple sclerosis), in the European Union.

He subsequently served as Head of Strategic Business Development at Schering AG reporting directly to the Board and determining suitable opportunities in existing franchise areas of the Company, such as hormone products and diagnostics, and new franchise areas such CNS therapeutics and cardiology.

Dr. Rosskamp also served as Vice President of Life Sciences and Chemicals at the German Industrial Investment Council (IIC).  In that role, he developed a broad network throughout the global pharmaceutical and life sciences industry, including in the US and Asia as well as in Europe.

Dr. Rosskamp served as CEO of three biotech companies, including a company developing treatments for inflammatory and immune disorders, and two companies developing cell therapy products.  Dr. Rosskamp's experience with clinical trials and regulatory requirements for such cellular products will be particularly useful for NW Bio.

"NW Bio's DCVax technology is one of the most exciting technologies I have seen in my career," commented Dr. Rosskamp, "and NW Bio has made impressive progress in their lead program for brain cancer in both the US and Europe, and in building a deep pipeline of additional applications and product lines.  I am very pleased to join NW Bio and help with the ongoing clinical development, and the registration and commercialization of their DCVax products."

"We are excited to have Dr. Rosskamp, a widely respected industry veteran, join our Team," commented Linda Powers, CEO of NW Bio.  "Dr. Rosskamp's wealth of experience with physicians, regulators and industry throughout the German and European pharma and biotech sectors, will provide a strategic advantage in building NW Bio's operations in Europe."

Dr. Rosskamp succeeds Dr. Bernhard Faber, who served as the interim start-up CEO of NW Bio's German subsidiary, and who also manages the Bioville, Gmbh consulting firm.  "We appreciate Dr. Faber's helpful role in the initial establishment and launch of our German subsidiary," said Linda Powers.  "Dr. Faber made an important contribution to our German program."

For further information about the Company and its programs, please visit the Company's website at www.nwbio.com.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax® dendritic cell-based vaccines.  The Company's lead program is a 300-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal brain cancer.  The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers.  The Company has also conducted a Phase I/II trial with DCVax® for metastatic ovarian cancer.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients with GBM using DCVax® and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect," "believe," "intend," "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company's ability to raise additional capital, risks related to the Company's ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company's products will demonstrate safety and efficacy.  Additional information on these and other factors, including Risk Factors, which could affect the Company's results, is included in its Securities and Exchange Commission ("SEC") filings.  Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.